Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2005, relating to the financial statements and financial statement schedule of Georgia Power Company (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), appearing in the Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Atlanta, Georgia
January 11, 2006